UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☒  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

ENDURO ROYALTY TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On August 22, 2017, Enduro Royalty Trust issued the following statement to its unitholders.

URGENT

*** YOUR IMMEDIATE ATTENTION REQUIRED ***

Dear Unitholder:

Time is of the essence. The Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) Special Meeting of unitholders will be held on August 30, 2017 to consider five proposals to approve the sale of certain oil and natural gas properties (the “Divestiture Properties”) that constitute a portion of the properties burdened by the Trust’s 80% net profits interest and related actions to effect the sale transactions.

YOUR VOTE IS CRITICAL NO MATTER HOW MANY UNITS YOU HOLD!

The Trust has a broadly dispersed unitholder base and only a few unitholders individually hold more than 1% of the units. Proposals 1-3 ALL require approval of at least 75% of the Trust’s outstanding units. No matter how many units you hold, your vote is critical!

In addition, if you would like to vote through your broker, your broker must receive your specific instructions for your units to be voted. After the sale, you will retain your original holdings and proportionate interest in the Trust.

NOT VOTING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS.

The following are the characteristics of the transactions and the Divestiture Properties:

•    If approved and consummated, the sales of the Divestiture Properties are anticipated to result in unitholders receiving approximately $1.18 per unit as a special distribution.

•    The Divestiture Properties contributed only 1.2% to the distributions paid to unitholders in 2016 ($0.003 of the total $0.26 per unit paid in 2016).

•    The Divestiture Properties comprise a small amount (2.5%) of the 2016 proved reserves of the properties in which the Trust holds a net profits interest.

•    Future development of the Divestiture Properties is uncertain and would require significant capital investment (which would reduce allocations to the Trust and cause the unitholders to indirectly incur 80% of any such investment).

•    A thorough sale process was run and the total sales price is above the mid-point of valuation ranges provided by two independent parties.

•    Institutional Shareholder Services and Glass Lewis, two of the leading independent proxy advisory firms in the country, recommend Trust unitholders vote “FOR” all proposals.

The estimated special distribution to unitholders upon approval and consummation of the proposed transactions is anticipated to be $1.18 per unit.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY!

If you have any questions or require any assistance with respect to voting your units, please contact Morrow Sodali, the Trust’s proxy solicitor, at the phone number or email listed below:

Call Toll Free: (800) 662 - 5200 Email: NDRO.info@morrowsodali.com

The proxy statement filed with the Securities and Exchange Commission provides you with detailed information about the proposals and related matters. You are encouraged to carefully read the entire proxy statement and other relevant documents filed or to be filed by the Trust with the Securities and Exchange Commission in their entirety.